Exhibit 3.4

葫芦岛鹤锋救援设备有限公司
章程修正案
Huludao Hefeng Rescue Equipment Co., Ltd.
Amendment to the Articles of Association

根据《公司法》和公司章程，公司于2011年12月12日召开2011年股东会第三次临时会议，同意修改公司章程，修改如下：
According to Company Law and Articles of Association, the third interim meeting of 2011 Shareholders Meeting held by the company on December 12, 2011, to amend the articles of association as follow:

一、原第二章第八条为：公司经营范围：建材、陶瓷、卫生洁具、五金、钢材、不锈钢厨房设备销售、广告展览展示。（以上经营范围以公司登记机关核定为准）.
一、The article 8 in chapter 2 of the original articles of association: Business scope: building materials, ceramics, sanitary wares, hardware, steel products, stainless steel kitchen equipments sales, advertisement display. (Above scopes of business subject to approval of registration authority).

现修改为：公司经营范围：救援设备销售、建材、陶瓷制品、卫生洁具、五金工具、钢材、不锈钢厨房设备销售、广告制作（印刷品除外）（经营范围中需经相关审批的，凭审批件经营）
Now revised to ：Business scope: rescue equipment sales, building materials, ceramics, sanitary wares, hardwares, steel products, stainless steel kitchen equipments sales, advertisement display（excluding printed matters）(Scopes of business subject to the approval of relevant department).

二、原第三章第十条：公司由戴燕动、戴燕激、黄火明三位自然人股东共同出资设立，注册资本为人民币伍拾万元。
二、The article 10 in chapter 3 of the original articles of association is : The company is established by three individual shareholders: Yandong Dai, Yanji Dai and Huoming Huang.  The registered capital of the company is 500,000 RMB.

股东姓名 The name of shareholders	身份证 ID Card No.	出资额（万元） Capital contributions(ten thousands)	出资方式 Type of contribution	出资比例（%） Proportion of capital contribution	出资时间 The time of capital contribution
戴燕激 Yanji Dai	350301197504202517	22.5	货币 In currency	45	2010年5月5日 May5,2010
黄火明 Huoming Huang	350524198912231552	2.5	货币 In currency	5	2010年5月5日 May5,2010
戴燕动 Yandong Dai	350321197504246419	25	货币 In currency	50	2010年5月5日 May5,2010

股东以货币出资的，应当将货币出资足额存入公司在银行开设的账户。”
现修改为：公司由朱宝元、高健郡两位自然人股东共同出资设立，注册资本为人民币伍拾万元。
Shareholders who made contribution in the type of currency shall deposit the full amount of capital contribution in the company account opened in the bank.
Now revised to: the Company is established by two individual shareholders: Yuanbao Zhu and Jianjun Gao. The registered capital of the company is 500,000 RMB.

股东姓名 The name of shareholders	身份证 ID Card No.	出资额（万元） Capital contributions(ten thousands)	出资方式 Type of contribution	出资比例（%） Proportion of capital contribution	出资时间 The time of capital contribution
朱宝元 Yuanbao Zhu	230406196903290118	45	货币 In currency	90	2011年12月12日 Dec.12,2011
高健郡 Jianjun Gao	23092119661225023X	5	货币 In currency	10	2011年12月12日 Dec.12,2011

股东以货币出资的，应当将货币出资足额存入公司在银行开设的账户。
Shareholders who made contribution in the type of currency shall deposit the full amount of capital contribution in the company account opened in the bank.

三、原第七章第三十二条为：公司设经理，由股东会决定聘任或者解聘。
现修改为：公司设经理一人，经股东会选举由闫政元担任。经理每届任期三年，届满连任。
三、The article 32 in chapter 7 of original Articles of Association is: The hire or dismiss of manager should be decided by shareholders meeting.
Now revised to: The company selected one manager, which is Yan Zhengyuan. The manager of each three-year term, and when the term expires, re-election of the same person is possible.

四、原第七章第三十三条：公司设监事一名。股东代表出任的，由股东会选举或者更换；职工代表出任的，由公司职工通过职工大会民主选举产生。
现修改为：公司设监事一人，经股东会选举由高健郡担任，届满连任。
四、The article 33 in chapter 7 of original Articles of Association is: The company selected one supervisor. If the supervisor is the member of shareholders, he should be selected or changed by Shareholders’ Meeting. If the supervisor is a representative of the employees, he should be democratically elected by the Employees Union Congress.
Now revised to: The company selected one Supervisor, Jianjun Gao, and when the term expires, re-election of the same person is possible.

法定代表人签字：
Sign by the legal representative:
全体股东签字：
Sign by all the shareholders:

葫芦岛鹤锋救援设备有限公司
                  Huludao Hefeng Rescue Equipment Co., Ltd.

2011年12月12日
December12, 2011